                      URANIUM CONCENTRATES SALES AGREEMENT

THIS AGREEMENT, is made this 21st day of August, 1996 by and between URANIUM RESOURCES, INC., a corporation established and existing under the laws of the
State of Delaware (herein referred to as "Seller") and [     ] a corporation
established and existing under the laws of the State [     ] (herein referred
to as "Buyer").

     WHEREAS: Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and take delivery from Seller of natural uranium concentrates on the terms and conditions provided for hereunder.

     NOW THEREFORE, in consideration of the premises above recited and the mutual promises herein contained, Buyer and Seller hereby agree as follows:

ARTICLE 1.     Definitions

When any of the following terms is used in this Agreement wherein the first letter is written with a capital letter, then that term shall have the following definition. Words importing persons include corporations, and words importing only the singular include the plural and vice-versa when the context requires.

A. "Agreement" shall mean this instrument as a whole including the appendices or exhibits hereto as the same may be amended from time to time. The expressions "herein", "hereto", "hereunder", "hereof" and similar expressions refer to this Agreement as so defined and to any relevant article, section, subsection or other subdivisions so designated;

B.   "Annual Dollar Amount" shall mean [     ] subject to adjustment by Buyer
     in accordance with Article 2.2, to be paid to Seller by Buyer for the purchase of Concentrates;

C. "Book Transfer" shall mean the transfer of Concentrates on the records of the Converter from the account of Seller to the account of Buyer or its designed account, after the Concentrates have met the Specifications;

D. "Concentrate" shall mean concentrates containing natural uranium in the form of tri-uranium octoxide (U(3)O(8)) which has been neither enriched nor depleted and which has a concentration of the isotope U-235 of 0.711 (nominal) weight percent;

E. "Converter" shall mean the operator of the conversion facility of Allied-Signal Corp. at Metropolis, Illinois or CAMECO Corp. at Blind River, Ontario, Canada;

F. "Delivery Date" shall mean a calendar day on which Concentrates are delivered by Seller to Buyer in accordance with this Agreement;

G. "Delivery Month" shall mean each January, April, July and October within each Delivery Year;

H. "Delivery Year" shall mean a period of twelve (12) consecutive months commencing January 1, and ending December 31, during which period Concentrates are to be delivered by Seller to Buyer pursuant to this Agreement;

I.   [     ] shall have the meaning attributed to that term in Article 5;

J. "Party" or "Parties" shall mean Seller or Buyer or both as the context may require;

K.   "Purchase Price" shall mean [     ].

L. "Quarterly Dollar Amount" shall mean the Annual Dollar Amount divided by four (4);

M. "Quarterly Purchase Quantity" shall mean the quantity of Concentrates to be delivered by Seller to Buyer during a Delivery Month determined by dividing the Quarterly Dollar Amount by the Purchase Price;

N. "Specifications" shall mean the Converter's standard specifications in effect at the time of delivery of Concentrates under this Agreement which establishes the acceptability of U(3)O(8) for conversion to UF6 without penalty or surcharge;

O. "Term" shall mean the period from January 1, 1997 through and including December 31, 2001;

P. "U(3)O(8)" shall mean natural uranium containing at least 0.711 (nominal) weight percent U-235 as contained in Concentrates as expressed in tri-uranium octoxide.


ARTICLE 2.  Quantity, Origin


2.1 Quarterly Quantities: Subject to the flexibility provision of Article 2.2 Seller shall sell and deliver to Buyer and Buyer shall purchase and accept from Seller during the Term of this Agreement quantities of Concentrates delivered on a quarterly basis as determined below:


          Quarterly Purchase Quantity = Quarterly Dollar Amount
                                        -----------------------
                                             Purchase Price

     Any resulting fractional Quantity will be rounded up to the next whole pound U(3)O(8).


2.2  Annual [     ] Flexibility:  Buyer may elect to increase or decrease the
Annual [     ] with written notice to Seller by September 1, of each year preceding a Delivery Year.


2.3 Origins: The Concentrates to be delivered to Buyer shall be of any origin legally acceptable for use in Buyer's reactors at time of delivery without payment of any premium, surcharge or duty, tax or payments due to origin that would not be applicable to Concentrates mined in Canada. Ninety (90) days prior to each Delivery Month Seller shall declare to Buyer the origin(s) of the Concentrates to be delivered.



ARTICLE 3. Delivery



3.1 Method of Delivery: Seller shall complete deliveries to Buyer by Book Transfer.

3.2 Delivery Location: Buyer shall designate, by written notice to Seller by October 1 of each year preceding a Delivery Year, the Converter to which each Quarterly Purchase Quantity shall be delivered. Seller shall not be obligated to deliver Concentrates to more than one Converter per quarter.



3.3 Delivery Schedule: Deliveries during each Delivery Year shall be made on a single Delivery Date in each of the Delivery Months. The
     Delivery Date within each Delivery Month shall be determined by Seller.



3.4 Converter Notification: Seller shall require the Converter to provide written notification to Buyer following each delivery of Concentrates verifying the actual quantity, the actual date of delivery and the origin(s) of the Concentrates delivered.



ARTICLE 4  Title and Risk of Loss



     Title to and risk of loss of or damage to the Concentrates shall pass from Seller to Buyer upon delivery in accordance with Article 3.

ARTICLE 3   Purchase Price and Payment



5.1 Purchase Price: As consideration for the Concentrates Seller delivers to Buyer under the terms and conditions of this Agreement, Buyer shall pay to
     Seller for each pound of Concentrates, the purchase price, [     ]



                [     ]
                [     ]
                [     ]
                [     ]
                [     ]
                [     ]
                [     ]

5.2 Replacement of Spot Price Indicators: If the UX Spot Price or UPIS is discontinued or the basis of its calculation is substantially modified, an index which can be reasonably expected to produce approximately the same results shall be substituted by mutual agreement of the parties. If Buyer and Seller are unable to agree within sixty (60) days on whether the basis of calculation of the index has been substantially modified or on a substitute index, the matter shall be resolved by binding arbitration in accordance with Article 13.1.

5.3 Payment: Full payment shall be made to Seller in U.S. currency within twenty-five (25) days of delivery, subject to Buyer's receipt of Converter's delivery confirmation notice and Seller's invoice, but no earlier than twenty (20) days after the receipt of the later of the confirmation notice or the invoice. Buyer may make payment to Seller by check, sent by U.S. Postal Service to an address designated by Seller in its invoice

        In the event, and without prejudice to any other remedies of the parties, either party fails to pay the amount due the other party when the same is due, the unpaid balance shall bear interest from the date when such amount is due until the same is paid at a Variable Rate equal
        to the lowest rate of interest charged by the [     ] for short term
        loans to large businesses with the highest credit rating plus one percentage point, each change in the Variable Rate to be effective without notice on the effective date of each change in such lowest rate, provided that the Variable Rate chargeable hereunder shall never exceed the maximum rate of interest allowed by applicable law.

ARTICLE 6.      Taxes, Duties and Tariffs

        Seller shall be responsible for any taxes, duties and/or tariffs imposed upon the Concentrates while title to such Concentrates remains with Seller. Buyer shall be responsible for any taxes, duties, and/or tariffs imposed upon the Concentrates coincident with and subsequent to transfer of title to such Concentrates to Buyer exclusive of anti-dumping or countervailing duties.

ARTICLE 7     Representations and Warranties

7.1 Representations and Warranties of Seller: Seller represents and warrants to Buyer that (1) Seller will transfer to Buyer good and marketable title to all Concentrates delivered under this Agreement and that such title shall be free of all claims, liens, charges and encumbrances, (2) all Concentrates delivered will meet the Specifications of the Converter in effect for natural uranium concentrates at the time of delivery, (3) the Concentrates delivered to Buyer will not have been obtained in any manner that will circumvent any of the Suspension Agreements between CIS Republics and the U.S. Department of Commerce, (4) the Concentrates delivered to Buyer (i) shall not be subject to any antidumping investigation at the time of delivery, (ii) shall not be subject to the assessment of antidumping or countervailing duties upon importation to the United States, (iii) are not being sold in the United States at less than their fair value, and (iv) shall not result in the receipt directly or indirectly by Seller of any "bounty grant" or "subsidy" with respect to the production or importation to the United States of the Concentrates delivered to Buyer under this Agreement. For breach of this warranty, Buyer shall be entitled to damages in an amount equal to the sum of any antidumping or countervailing duty so assessed and paid by Buyer, and (5) Seller shall obtain or cause to be obtained any and all licenses, permits and other authorizations that may be lawfully required in order that Seller, or any Party on its behalf, can legally sell and deliver to Buyer the Concentrates subject to sale to Buyer hereunder and upon Buyer's request shall furnish to Buyer proof of such licenses, permits and other authorizations.

7.2 Representation and Warranties of Buyer: Buyer shall obtain, or cause to be obtained any or all licenses, permits and other authorizations that may be lawfully required in order that Buyer, or any Party on its behalf, can legally purchase and accept delivery from Seller of the Concentrates subject to sale to Buyer hereunder and upon Seller's request shall furnish to Seller proof of such licenses, permits and other authorizations.

7.3 Exclusive Warranties: The warranties set forth in this Agreement are exclusive and no other warranties of any kind, whether statutory, written, oral or implied (including warranties of fitness for a particular purpose or merchantability) shall apply.

ARTICLE 8.      Force Majeure, Unscheduled Reactor Outages

        8.1     Force Majeure:

        Neither party shall be responsible for or liable because of any delay in or failure of Seller to deliver or Buyer to receive the Concentrates where such delay or failure is due to any event which in the case or Seller or Buyer is beyond reasonable control of the Party claiming force majeure (and which does not result from the negligence or deliberate act or inaction of the Party claiming force majeure or that of its employees, agents, suppliers, contractors or subcontractors) such as, but not limited to, accident; fire; explosion; strike or labor disputes; flood; mobilization; war; riot; rebellion; revolution; blockade; requirement, regulation restriction or other act or failure to act of any government or governments, whether legal or otherwise; act of public enemies; the elements; and all causes or contingencies, whether or not of the nature or character hereinafter specifically enumerated. The obligations which are affected by force majeure except for Buyer's obligation to pay for the Concentrates (as long as the place of payment is within the United States) delivered to Buyer at the Converter prior to the date of the event of force majeure, shall be deemed suspended so long as any such causes or contingencies prevent or delay its execution.

     The Party whose obligations are suspended hereunder shall furnish notice of such suspension, and the reason therefor to the other Party within five (5) business days of the occurrence of such force majeure event, and shall use all reasonable efforts to eliminate the causes or contingencies producing the suspension and to avoid or minimize the consequence of such suspension, and shall continue with its obligations after the cause of such suspension has ceased to exist; provided however, that nothing herein requires such Party to settle strikes or other labor difficulties. If the suspension under this Article shall last for three (3) consecutive months, the Party not claiming force majeure may terminate the affected delivery. If the suspension under this Article shall last for twelve (12) consecutive months and be continuing, either Party may, at its option by notice given in writing to the other Party, terminate immediately all further obligations of the parties.

8.2  Unscheduled Reactor Outages:

     If there is a reduction in Buyer's total Concentrates requirements for Concentrates to be delivered in a Delivery Year of more than fifteen (15) percent due to the forced or other unplanned outages of one or more of Buyer's nuclear reactors for a period exceeding one hundred eighty (180) or more consecutive days, Buyer shall be allowed to reduce, in direct proportion to the reduction in Buyer's total Concentrates requirements, the Concentrates to be delivered by Seller. Such proportion shall be documented by Buyer to Seller's satisfaction.

ARTICLE 9     Consequential Damages and Limitation of Liability

     In no event shall either Party be liable to the other Party for any indirect, incidental, special or consequential damages of any nature, including but not limited to, loss of profits, loss of use of uranium or revenue, expenses involving cost of capital, or claims of customers, whether such damages are a result of breach of this Agreement or otherwise. In no event shall either Party's total liability to the other Party for claims of any kind arising out of or connected with or resulting from this Agreement, including any action arising in tort, contract, or negligence, exceed the purchase price times the number of pounds of Concentrates delivered or to be delivered by Seller to Buyer hereunder.

ARTICLE 10     Notices

     All notices or other communications required or permitted hereunder shall be given in writing and shall be (1) sent by certified registered or express mail, return receipt requested, or next day courier service or (2) sent by telecopier or similar means of communication. All notices and other communications shall be effective when received. Notices to Buyer and Seller shall be addressed as follows:

        If to Seller:     Uranium Resources, Inc.
                          12750 Merit Drive
                          Suite 1020, LB 12
                          Dallas, Texas 75251
                          Attn: Joe H. Card
                                   (214) 387-7777 phone
                                   (214) 387-7779 fax

        If to Buyer:     [     ]


ARTICLE 11     Confidentiality

     The terms of this Agreement shall be treated as confidential, and neither party shall, without prior or written consent of the other party, disclose
     its contents to any person except to [     ] legal advisors, UPIS,
     auditors, employees and members of the [     ]. Seller's bankers, or as may
     be required to comply with or to obtain necessary approvals under the laws or regulations of the United States, or of any governing body having
     jurisdiction over Buyer or [     ]. Either party compelled to disclose
     any part of this Agreement to any third party, other than the employees
     and [     ] shall so notify the other party in writing at the earliest possible time, and shall use its reasonable efforts to limit such disclosure to the narrowest possible group.

ARTICLE 12     Assignment

     This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that either Party may, without such consent, assign this Agreement and its rights or obligations hereunder to a subsidiary, affiliate, trust, bank, or financial institution for purposes of or in connection with, the securing of financing related to this transaction or other Company operations. Notice to the non-assigning Party of any such assignment pursuant to the foregoing shall be given promptly by the assigning Party. In no event shall any such assignment be construed as a novation or discharge of the assigning Parties' obligations hereunder. Except as so permitted, any purported assignment hereof shall be null and void.

ARTICLE 13     Miscellaneous

13.1 Applicable Law; Arbitration: This Agreement shall be governed by and
     construed in accordance with the laws of the [     ] through all acts or
     omissions hereunder occurred in such State. Any Disputes arising out of or in connection with the failure to agree on a replacement spot market price
     indicator shall be settled by binding arbitration held in [     ] by a
     single arbitrator selected in accordance with the commercial arbitration rules of the American Arbitration Association. Such arbitrator shall conduct the arbitration in accordance with such rules, to the extent these rules are consistent with the provisions of this 13.1. Each party shall submit its proposal for resolution of the dispute and any supporting evidence to the arbitrator and to the other party. The arbitrator shall choose one of the proposals for resolution in its entirety. The arbitrator shall have no power to make any other decision. For purposes of this 13.1, the Seller hereby consents to the jurisdiction of any state or federal court
        sitting in the [     ] provided that such consent shall not be construed
        as making the jurisdiction of such courts exclusive. The fees and other charges of the arbitrator shall be borne by the loser.

13.2    Employment Opportunities:

        In the performance of its obligations under this Contract, Seller shall, to the extent applicable, comply with the provisions of 41 CFR 60-1.4(a), 60-250.4(a), and 50-741.4. These provisions as now in effect are set forth in Appendix A.

13.3 Entire Agreement: This Agreement contains the entire agreement between the parties and supersedes all other prior negotiations, undertakings, notes, memoranda, and agreements, whether written or oral, concerning the subject matter hereof.

13.4 Waiver: No waiver, alteration, amendment, or modification of this Agreement or other convenant, condition or limitation herein contained is valid unless in writing and duly executed by each of the Parties hereto. Furthermore, no evidence of any waiver, alteration, amendment or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the Parties arising out of or affecting this Agreement, or the rights or obligations of any Party hereunder, unless such waiver, alteration, amendment or modification is in writing, and duly executed by the Parties. Further, the provisions of this Article may not be waiver except as herein set forth.

13.5 Successors: This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.



      IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement by their authorized representatives, respectively, as of the day and year set forth below.

[     ]                               URANIUM RESOURCES, INC.



By:    [     ]                        By: /s/ JOE H. CARD
    ---------------------------           ----------------------------
Name:  [     ]                        Name:   Joe H. Card
     --------------------------            ---------------------------
Title: [     ]                        Title: Sr. V.P. Marketing
      -------------------------             --------------------------
Date:  [     ]                        Date: August 7, 1996
     --------------------------            ---------------------------

                        Equal Opportunities

During the performance of its obligations under this Contract, Seller agrees as follows:

1. Seller will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. Seller will take affirmative action to ensure that applicants are employed, and that employees are treated, during employment, without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited, to the following: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising, layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Seller agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

2. Seller will, in all solicitations or advertisements for employees placed by or on behalf of Seller, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

3. Seller will include the provisions of subparagraphs 1 and 2 in every subcontract or purchase order relating to the work so that such provisions will be binding upon each subcontractor or vendor.